Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCCF) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
President & CEO	Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

Bill Reynolds	Michael Newman
Senior Vice President of Sales	Vice President of Sales
(828) 298-2260	(540) 265-0690
sales@occfiber.com	sales@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Jaime Wert
(212) 355-4449 ext. 127	(212) 355-4449 ext. 173
asiegel@joelefrank.com	jwert@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION

ACQUIRES SMP DATA COMMUNICATIONS

Transaction Broadens Optical Cable’s Product Line and Builds on its Position

as a Leading Provider of Fiber Optic Cables in the Enterprise Market

ROANOKE, VA, June 2, 2008—Optical Cable Corporation (Nasdaq GM:OCCF) announced today that it has acquired Superior Modular Products Incorporated (doing business as SMP Data Communications), a leading supplier of fiber optic and copper connectivity products for the data communications industry. The transaction was consummated on May 30, 2008, and now SMP Data Communications is a wholly owned subsidiary of Optical Cable Corporation.

Optical Cable Corporation acquired SMP Data Communications from Preformed Line Products Company (Nasdaq GM: PLPC) for a purchase price of $11.5 million, subject to certain minimum working capital requirements and related purchase price adjustments. The transaction was effected by an Agreement and Plan of Merger, dated May 30, 2008, whereby SMP Data Communications merged with a newly formed wholly owned subsidiary of Optical Cable Corporation.

Optical Cable Corp. – Acquisition of SMP Data Communications

“Our long-term strategy for Optical Cable includes expanding our product offerings to provide our customers with more complete cabling and connectivity solutions. This acquisition builds on Optical Cable’s strong presence in the enterprise market and is a major step toward fulfilling our long-term vision for Optical Cable,” stated Neil Wilkin, President and CEO of Optical Cable Corporation.

SMP Data Communications will broaden Optical Cable’s product offering to include a fiber optic and copper connectivity. SMP Data Communications manufactures more than 2,000 products including high performing enhanced Category 5e systems, high-density fiber optic enclosures, and cutting edge Category 6a connectivity solutions offering 10 Gig throughput.

“SMP Data Communications is an internationally respected and industry-leading innovator in copper and fiber optic connectivity products. Optical Cable now has the fiber optic and copper connectivity products necessary for us to offer an integrated suite of high quality cabling and connectivity solutions,” stated Mr. Wilkin.

Founded in 1990, SMP Data Communications is located near Asheville, North Carolina, and employs a total of approximately 120 persons, including manufacturing and office personnel. SMP Data Communications net sales (unaudited) were approximately $21.0 million for calendar year 2007.

Financing

On May 30, 2008, Optical Cable Corporation established $17.0 million in credit facilities with Valley Bank of Roanoke, Virginia, in connection with the acquisition of SMP Data Communications. Approximately, $8.7 million in bank debt financing was used in connection with the transaction, with the remaining purchase price and expenses funded with available cash. After the acquisition, Optical Cable has additional unused and available bank financing of approximately $8.3 million.

“Our new bank credit facilities increased our borrowing capacity to $17.0 million, up from our previous $13.5 million in credit from Valley Bank,” stated Tracy Smith, Chief Financial Officer of Optical Cable Corporation. “Our strong, debt-free balance sheet has enabled us to fund prior capital expenditures and investments from operating cash flow. This made it possible to finance the acquisition of SMP Data Communications with bank financing, while maintaining appropriate financial flexibility for Optical Cable,” Ms. Smith added.

Leadership

Bill Reynolds, previously the general manager of SMP Data Communications, will continue in his leadership role, serving as President of SMP Data Communications. Mr. Reynolds will also serve as a Senior Vice President of Optical Cable Corporation with responsibilities for sales in the U.S. for both Optical Cable Corporation and SMP Data Communications products.

Optical Cable Corp. – Acquisition of SMP Data Communications

Mr. Wilkin will serve as Chairman and CEO of SMP Data Communications, in addition to his existing position as Chairman, President and CEO of Optical Cable Corporation.

Ms. Smith will serve as Chief Financial Officer of SMP Data Communications, in addition to her existing position as Chief Financial Officer of Optical Cable.

Michael Newman, Vice President of International Sales for Optical Cable Corporation, will now have responsibilities for sales outside of the U.S. for both Optical Cable Corporation and SMP Data Communications products.

Mr. Reynolds’ and Mr. Newman’s teams, which will include both SMP Data Communications and Optical Cable Corporation sales and marketing professionals, will also share certain other marketing and sales operations responsibilities.

“We look forward to welcoming the talented men and women of SMP Data Communications, including its experienced management team, to the Optical Cable team,” stated Mr. Wilkin.

About Optical Cable Corporation

Optical Cable Corporation is a leading manufacturer of fiber optic cables primarily sold into the enterprise market, and the premier manufacturer of military ground tactical fiber optic cables for the U.S. military. Founded in 1983, Optical Cable Corporation pioneered the design and production of fiber optic cables for the most demanding military field applications, as well as fiber optic cables suitable for both indoor and outdoor use. The Company’s current broad product offering is built on the evolution of these fundamental technologies, and is designed to provide end-users with fiber optic cables that are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. Optical Cable Corporation sells its products worldwide for uses ranging from commercial and campus installations to customized products for specialty applications and harsh environments, including military applications. The Company manufactures its high quality fiber optic cables at its ISO 9001:2000 registered and MIL-STD-790F certified facility located in Roanoke, Virginia.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

About SMP Data Communications

SMP Data Communications, headquartered near Asheville, North Carolina, is internationally recognized for its role in establishing the world’s data communications standards, through its innovative and patented technologies. SMP, founded in 1990, manufactures and develops copper and fiber passive connectivity hardware components for use in commercial and residential applications. The company is a wholly owned subsidiary of Optical Cable Corporation (Nasdaq GM: OCCF).

Optical Cable Corp. – Acquisition of SMP Data Communications

Further information about SMP Data Communications is available on the World Wide Web at www.smpdata.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to: the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; the loss of or conflict with one or more key suppliers or customers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences for competing technologies, including copper cable and wireless, relative to fiber optic cable; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, and any current or potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; inability to recruit needed personnel; poor labor relations; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or its market position; actions by customers adversely affecting the Company in reaction to the expansion of its product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, and/or making investments in or with, parties that compete with and/or have conflicts with customers of the Company; adverse reactions by customers, vendors or other service providers to unsolicited proposals regarding the acquisition of the Company by another company; the additional costs of considering and possibly defending the Company’s position on such unsolicited proposals regarding the acquisition of the Company by another company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; economic downturns and/or changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the

Optical Cable Corp. – Acquisition of SMP Data Communications

world in which the Company operates and markets its products, and its success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

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